NEWS RELEASE

CPS ANNOUNCES FOURTH QUARTER 2014 EARNINGS

▪	Fourth quarter pretax income of $14.3 million
▪	Fourth quarter net income of $8.0 million, or $0.25 per diluted share
▪	Full year pretax income increased 40% to $52.2 million
▪	Full year net income increased 40% to $29.5 million, or $0.92 per diluted share
▪	New contract purchases of $264 million for the fourth quarter
▪	Total managed portfolio increases to $1.644 billion from $1.519 billion at September 30, 2014

IRVINE, California, February 18, 2015 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $8.0 million, or $0.25 per diluted share, for its fourth quarter ended December 31, 2014. This compares to net income of $6.5 million, or $0.21 per diluted share, in the fourth quarter of 2013, representing a 19% increase in earnings per diluted share. Earnings for 2014 were $29.5 million, or $0.92 per diluted share, as compared to earnings of $21.0 million, or $0.67 per diluted share, for 2013, representing a 37% increase in earnings per diluted share.

Revenues for the fourth quarter of 2014 were $83.5 million, an increase of $16.9 million, or 25.4%, compared to $66.6 million for the fourth quarter of 2013. Total operating expenses for the fourth quarter of 2014 were $69.1 million, an increase of $14.0 million, or 25.4%, compared to $55.1 million for the 2013 period. Pretax income for the fourth quarter of 2014 was $14.3 million compared to pretax income of $11.5 million in the fourth quarter of 2013, an increase of 24.4%.

For the year ended December 31, 2014 total revenues were $300.3 million compared to $255.8 million for the year ended December 31, 2013. However, in 2013, revenues included $10.9 million from a gain on cancellation of debt. Excluding that gain, revenues for the year ended December 31, 2014 increased $55.4 million, or 22.6%, over the prior year. Total expenses for the year ended December 31, 2014 were $248.0 million compared to $218.6 million for the year ended December 31, 2013. However, in 2013, operating expenses included a provision for contingent liabilities of $7.8 million. Excluding the provision for contingent liabilities, operating expenses for the year ended December 31, 2014 increased $37.2 million, or 17.7%, compared to the prior year period. Pretax income for the year ended December 31, 2014 was $52.2 million, compared to $37.2 million for the year ended December 31, 2013.

During the fourth quarter of 2014, CPS purchased $264.4 million of new contracts compared to $279.3 million during the third quarter of 2014 and $173.4 million during the fourth quarter of 2013. The Company's managed receivables totaled $1.644 billion as of December 31, 2014, an increase from $1.519 billion as of September 30, 2014 and $1.231 billion as of December 31, 2013, as follows ($ in millions):

Originating Entity	December 31, 2014	September 30, 2014	December 31, 2013
CPS	$1,641.8	$1,514.6	$1,213.8
Fireside Bank	1.7	3.2	14.8
As Third Party Servicer	0.4	0.8	2.8
Total	$1,643.9	$1,518.6	$1,231.4

Annualized net charge-offs for the fourth quarter of 2014 were 6.44% of the average owned portfolio as compared to 5.57% for the fourth quarter of 2013. Delinquencies greater than 30 days (including repossession inventory) were 7.18% of the total owned portfolio as of December 31, 2014, as compared to 6.87% as of December 31, 2013.

1

As previously reported, during December CPS closed its fourth term securitization transaction of 2014 and the 15th transaction since April 2011. In the senior subordinate structure, a special purpose subsidiary sold five tranches of asset-backed notes totaling $267.5 million. The notes are secured by automobile receivables purchased by CPS and have a weighted average effective coupon of approximately 3.07%. The transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance. The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 4.00% of the then-outstanding receivable pool balance. The transaction was CPS's third consecutive senior subordinate securitization to receive a triple "A" rating on the senior class of notes.

"We are pleased to report another successful year in 2014,” said Charles E Bradley, Jr., Chairman and Chief Executive Officer. “In addition to record pre-tax earnings, our new contract purchases grew 24% compared to 2013 and our total managed portfolio grew 34% to over $1.6 billion.” “We recorded our 3rd consecutive year of earnings growth and continued our strategy of deleveraging our balance sheet by repaying over $49 million in residual and corporate debt without refinancing.”

Conference Call

CPS announced that it will hold a conference call on Wednesday February 18, 2015, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time.

A replay of the conference call will be available between February 18, 2015 and February 25, 2015 beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 87486533. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

2

Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Interest income	$79,652	$63,904	$286,734	$231,330
Servicing fees	218	609	1,376	3,093
Other income	3,597	2,121	12,146	10,405
Gain on cancellation of debt	—	—	—	10,947
	83,467	66,634	300,256	255,775
Expenses:
Employee costs	14,732	11,285	50,129	42,960
General and administrative	4,772	3,999	19,254	16,345
Interest	12,833	13,379	50,395	58,179
Provision for credit losses	31,433	24,130	108,228	76,869
Provision for contingent liabilities	—	(1,809)	—	7,841
Other expenses	5,351	4,110	20,008	16,408
	69,121	55,094	248,014	218,602
Income before income taxes	14,346	11,540	52,242	37,173
Income tax expense	6,336	5,018	22,726	16,168
Net income	$8,010	$6,522	$29,516	$21,005

Earnings per share:
Basic	$0.31	$0.28	$1.18	$0.98
Diluted	$0.25	$0.21	$0.92	$0.67

Number of shares used in computing earnings per share:
Basic	25,470	23,256	25,040	21,538
Diluted	32,060	31,629	32,032	31,574

3

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$17,859	$22,112
Restricted cash and equivalents	175,382	132,284
Total cash and cash equivalents	193,241	154,396

Finance receivables	1,595,956	1,155,063
Allowance for finance credit losses	(61,460)	(39,626)
Finance receivables, net	1,534,496	1,115,437

Finance receivables measured at fair value	1,664	14,476
Residual interest in securitizations	68	854
Deferred tax assets, net	42,847	59,215
Other assets	60,742	51,988
	$1,833,058	$1,396,366

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$21,660	$24,839
Warehouse lines of credit	56,839	9,452
Residual interest financing	12,327	19,096
Debt secured by receivables measured at fair value	1,250	13,117
Securitization trust debt	1,598,496	1,177,559
Senior secured debt, related party	—	38,559
Subordinated renewable notes	15,233	19,142
	1,705,805	1,301,764

Shareholders' equity	127,253	94,602
	$1,833,058	$1,396,366

4

Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013

Contracts purchased	$264.37	$173.41	$944.94	$764.09
Contracts securitized	269.93	185.37	901.07	759.59

Total managed portfolio	$1,643.92	$1,231.42	$1,643.92	$1,231.42
Average managed portfolio	1,605.04	1,214.55	1,422.87	1,081.94

Allowance for finance credit losses as % of fin. receivables	3.85%	3.43%

Aggregate allowance as % of fin. receivables (1)	4.88%	4.61%

Delinquencies
31+ Days	5.46%	4.82%
Repossession Inventory	1.72%	2.05%
Total Delinquencies and Repo. Inventory	7.18%	6.87%

Annualized net charge-offs as % of average owned portfolio	6.44%	5.57%	5.83%	4.73%

Recovery rates (2)	42.7%	45.4%	46.0%	47.0%

5

	For the				For the
	Three months ended				Twelve months ended
	December 31,				December 31,
	2014		2013		2014		2013
	$ (3)	%(4)	$ (3)	%(4)	$ (3)	%(4)	$ (3)	%(4)
Interest income	$79.65	19.9%	$63.90	21.0%	$286.73	20.2%	$231.33	21.4%
Servicing fees and other income	3.82	1.0%	2.73	0.9%	13.52	1.0%	13.50	1.2%
Interest expense	(12.83)	-3.2%	(13.38)	-4.4%	(50.40)	-3.5%	(58.18)	-5.4%
Net interest margin	70.63	17.6%	53.26	17.5%	249.86	17.6%	186.65	17.3%
Provision for credit losses	(31.43)	-7.8%	(24.13)	-7.9%	(108.23)	-7.6%	(76.87)	-7.1%
Risk adjusted margin	39.20	9.8%	29.13	9.6%	141.63	10.0%	109.78	10.1%
Core operating expenses	(24.86)	-6.2%	(19.39)	-6.4%	(89.39)	-6.3%	(75.71)	-7.0%
Provision for contingent liabilities	–	0.0%	1.81	0.6%	–	0.0%	(7.84)	-0.7%
Gain on cancellation of debt	–	0.0%	–	0.0%	–	0.0%	10.95	1.0%
Pre-tax income	$14.35	3.6%	$11.54	3.8%	$52.24	3.7%	$37.17	3.4%

(1) Includes allowance for finance credit losses and allowance for repossession inventory.
(2) Wholesale auction liquidation amounts (net of expenses) for CPS portfolio as a percentage of the account balance at the time of sale.
(3) Numbers may not add due to rounding.
(4) Annualized percentage of the average managed portfolio. Percentages may not add due to rounding.

6